                                                                    Exhibit 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
Brocade Communications Systems, Inc.

We hereby consent to the incorporation by reference into Brocade Communications Systems, Inc.'s previously filed Registration Statements on Form S-8 (Nos. 333-117897, 333-103571, 333-85187, 333-95653, 333-39126, 333-53734, 333-64260,
333-72480, and 333-100797) and Form S-3 (No. 333-84698) of our report dated
January 27, 2005 with respect to the consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries as of October 30, 2004 and October 25, 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended October 30, 2004, and related financial statement schedule, which report appears in this annual report on Form 10-K of Brocade Communications Systems, Inc. for the year ended October 30, 2004. Our report indicates that the consolidated balance sheet of Brocade Communications Systems, Inc. and subsidiaries as of October 25, 2003, and the related consolidated statements of operations, stockholders equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended, October 25, 2003 have been restated.



/s/ KPMG LLP

Mountain View, California
January 27, 2005